Credit Suisse Institutional Fund - International Focus Portfolio
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2005


Portfolio:			Credit Suisse Institutional
				Fund - International Focus Portfolio


Security:			Gaz De France


Date Purchased:			07/08/2005


Price Per Share:		$23.40


Shares Purchased
by the Portfolio *:		5,405


Total Principal Purchased
by the Portfolio *:		$126,477.00


% of Offering Purchased
by the Portfolio:		.000%


Broker:				Credit Agricole Indo Cheveraux Ldn

Member:				Co-Manager